Exhibit 99.1

[Note: WorldQuest Networks, Inc.’s second-quarter 2004 financial results conference call and webcast will be conducted on Tuesday, Aug. 10, 2004, at 2:30 p.m. Eastern.]

WorldQuest Networks Reports Second-Quarter Results

Company adds revenue, cuts overhead 50% compared with year-ago quarter

DALLAS — Aug. 10, 2004 — WorldQuest Networks, Inc. (NASDAQ: WQNI), an international Internet telephony company, today reported that it increased revenues, significantly reduced expenses, and improved operating results during the second quarter of 2004 by further streamlining the company and focusing on its core VoIP telephony business. In addition, on July 28, 2004, WorldQuest announced the sale of its money-transfer subsidiary and expects to record a gain of approximately $787,000 on the sale in the third quarter of this year.

Sequentially, second-quarter revenues increased 38 percent compared with the first quarter of 2004, while second-quarter 2004 revenues grew 12 percent, to $2.8 million, compared with $2.5 million in the second quarter of 2003. Revenues grew due to the addition of the ValuCom™ business which the company acquired in April 2004, while core (non-ValuCom™) revenues decreased slightly due to retail pricing pressures across international telecom markets, which is where WorldQuest focuses its telephony business.

WorldQuest Networks reported a second-quarter 2004 net loss of $294,000 from continuing operations. The company reported a total second-quarter net loss, including losses from the company’s money-transfer business that was sold in July 2004, of $363,000, or $0.05 per diluted share, compared with a net loss of $956,000, or $0.15 per diluted share, in the second quarter of 2003.

During the second quarter of 2004, WorldQuest:

•	Integrated ValuCom™ into WorldQuest’s VoIP telephony business.

•	Reduced selling, general and administrative (SG&A) expenses approximately 50 percent by adjusting staffing levels and focusing on the company’s core VoIP telephony business.

•	Reported 14.4 million minutes of use, up 2 percent from the year-ago quarter, and sequentially up 17 percent compared with the first quarter of 2004.

•	Ended the second quarter of 2004 with $14.1 million in cash and cash equivalents.

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“During the second quarter we continued to streamline the company and focus more resources on our core VoIP telephony business,” said B. Michael Adler, founder and Chief Executive Officer of WorldQuest. “Reducing SG&A expenses by 50 percent, and selling our money-transfer business are actions that further strengthen WorldQuest operationally and financially, supporting our goal of creating value for long-term investors.”

Notice Regarding Forward-Looking Statements
 This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.
 Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates. WorldQuest’s Web site is www.wqn.com.

For more information contact:
Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com

— Financial tables attached —

WORLDQUEST NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue	$2,786,572	$2,495,508	$4,799,718	$4,781,788
Cost of revenue	2,251,031	1,864,963	3,793,334	3,615,179

Gross profit	535,541	630,545	1,006,384	1,166,609
Operating expenses:
Selling, general and administrative	666,072	1,307,424	1,768,175	2,471,283
Merger expenses	40,844	—	1,208,084	—
Depreciation and amortization	195,497	226,616	362,890	498,552

Total operating expenses	902,413	1,534,040	3,339,149	2,969,835

Operating loss	(366,872)	(903,495)	(2,332,765)	(1,803,226)
Interest income, net	73,097	53,382	114,906	115,472

Loss from continuing operations	(293,775)	(850,113)	(2,217,859)	(1,687,754)
Loss from discontinued operations	(69,036)	(105,488)	(156,600)	(222,023)

Net loss	$(362,811)	$(955,601)	$(2,374,459)	$(1,909,777)

Net loss per share — basic and diluted:
Continuing operations	$(0.04)	$(0.13)	$(0.34)	$(0.26)
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.04)

Net loss per share — basic and diluted	$(0.05)	$(0.15)	$(0.36)	$(0.30)

Weighted average common shares outstanding — basic and diluted	6,596,880	6,386,199	6,507,156	6,386,199

WORLDQUEST NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2004	2003
	(unaudited)
Current assets:
Cash and cash equivalents	$14,094,170	$17,931,820
Accounts receivable, net	610,469	553,251
Note receivable and accrued interest	2,041,461	—
Prepaid expenses and other current assets	573,092	557,577

Total current assets	17,319,192	19,042,648
Property and equipment, net	777,115	1,039,783
Other assets, net	901,688	101,192

Total assets	$18,997,995	$20,183,623

Current liabilities:
Accounts payable	$1,059,668	$1,108,152
Accrued expenses	935,714	471,746
Deferred revenue	396,452	254,121

Total current liabilities	2,391,834	1,834,019
Promissory note	300,000	300,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; Authorized shares—10,000,000; none issued and outstanding at June 30, 2004 and December 31, 2003	—	—
Common stock, par value $0.01 per share; Authorized shares—50,000,000; issued outstanding shares— 6,600,232 at June 30, 2004 and 6,386,199 at December 31, 2003	66,002	63,862
Additional capital	42,623,470	41,994,594
Accumulated deficit	(26,383,311)	(24,008,852)

Total stockholders’ equity	16,306,161	18,049,604

Total liabilities and stockholders’ equity	$18,997,995	$20,183,623